OFFER TO PURCHASE FOR CASH
1,900,000 SHARES OF COMMON STOCK OF

KBS REAL ESTATE INVESTMENT TRUST II, INC. AT

$3.75 PER SHARE BY

EVEREST REIT INVESTORS I, LLC

(the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON JUNE 8, 2017, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby offers to purchase 1,900,000 Shares of common stock (the “Shares”) in KBS Real Estate Investment Trust II, Inc. (the “Corporation”), at a purchase price equal to $3.75 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Transfer Agreement, as each may be supplemented or amended from time to time (which together constitute the “Offer”). The Purchaser is not affiliated with the Corporation or its management. Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after April 27, 2017 (the “Offer Date”); and will include an assignment to Purchaser of all dividends paid after June 8, 2017, or such other date to which this Offer may be extended (the “Expiration Date”). The Corporation last estimated its value at $5.49 per Share, but such figure does not represent the distributions that would be made upon a liquidation of assets and does not account for sale costs and possible prepayment penalties. Any Shareholder desiring to tender Shares should complete and sign the Transfer Agreement in accordance with the Transfer Agreement Instructions and send the original Transfer Agreement and any other required documents to Everest Financial, Inc. (the “Depositary”) by the Expiration Date, using the contact information set forth below. Questions or requests for assistance or additional copies of documents may be directed to the Purchaser at 1-800-611-4613 or the e-mail below.

Everest Financial

199 S. Los Robles Ave., Suite 200,

Pasadena, California 91101

Facsimile:  626-585-5929; E-Mail Address:  KBS2Offer@EverestProperties.com

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE TRANSFER AGREEMENT. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

April 27, 2017

TABLE OF CONTENTS

Page

INTRODUCTION2

SUMMARY TERM SHEET2

CERTAIN INFORMATION ABOUT THE CORPORATION AND SHARES4

DETERMINATION OF THE OFFER PRICE4

TENDER OFFER5

Section 1.  Terms of the Offer5

Section 2. Acceptance for Payment and Payment for Shares; Proration.6

Section 3. Procedures for Tendering Shares.7

Section 4. Withdrawal Rights.7

Section 5. Extension of Tender Period; Termination; Amendment.8

Section 6. Material Federal Income Tax Consequences.8

Section 7. Effects of the Offer.9

Section 8.  Future Plans.9

Section 9. Conflicts of Interest.10

Section 10. Certain Information Concerning the Purchaser.10

Section 11. Source of Funds.10

Section 12. Conditions of the Offer.10

Section 13. Certain Legal Matters.11

Section 14. Fees and Expenses.12

Section 15. Miscellaneous.12

SCHEDULE I-The Purchaser and Its Executive Officers13

To the Shareholders of KBS Real Estate Investment Trust II, Inc.:

INTRODUCTION

The Purchaser hereby offers to purchase 1,900,000 Shares at a purchase price of $3.75 per Share (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Corporation last estimated its value at $5.49 per Share, but such figure does not represent the distributions that would be made upon a liquidation of assets and does not account for sale costs and possible prepayment penalties. The Purchaser will pay all such costs and all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer. For further information concerning the Purchaser, see Section 10 below and Schedule I.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 12 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

SUMMARY TERM SHEET

The following are some of the principal terms and considerations regarding the Offer. This summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Transfer Agreement.

INFORMATION ABOUT THE PURCHASER

The offer to purchase your Shares is being made by Everest REIT Investors I, LLC, a privately-held, real estate investment company that is not affiliated with the Corporation. The Purchaser would need approximately $7,125,000 to purchase the total amount of Shares being sought. The Purchaser has sufficient capital unconditionally committed to fund all of its commitments under this Offer and all other tender offers it may be presently making. Because this is a cash offer that is not conditioned on financing being available, the Purchaser has more than adequate resources to complete the Offer, the Purchaser would hold just over 1.0% of the Shares if it purchased the total amount of Shares sought, and the Purchaser has no intention to take control of the Corporation, other information concerning the Purchaser’s financial condition is not material to a decision whether or not to tender your Shares. Neither the Purchaser nor the Depositary is affiliated with the Corporation or the Corporation’s management.

EXPIRATION AND EXTENSIONS OF THE OFFER

You will have at least until 5:00 p.m., Pacific Time, on June 8, 2017, to tender your Shares in the Offer. The Offer can be extended in our discretion. If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire, and we will post an announcement on the same website where the Offer is available (see below). You may also check the SEC’s EDGAR database filings for the Corporation. See Section 5. Extension of Tender Period; Termination; Amendment.

PAYMENT FOR THE SHARES TENDERED

Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you upon confirmation from the Corporation’s transfer agent that the Shares are being transferred to Purchaser, which usually takes 7-10 business days after receiving the necessary documentation, but Purchaser cannot control the transfer agent’s processing time.  See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4. Withdrawal Rights.

DETERMINATION OF THE OFFER PRICE

The Purchaser is making the Offer for investment purposes and with a view to making a profit for itself. In establishing the purchase price of $3.75 per Share, the Purchaser is motivated to establish a price which might be acceptable to some Shareholders and is consistent with the Purchaser’s objectives. The Corporation last estimated its value at $5.49 per Share, but such figure does not represent the distributions that would be made upon a liquidation of assets and does not account for sale costs and possible prepayment penalties. See Determination of the Offer Price.

HOW TO TENDER SHARES

To tender your Shares, you must deliver an original completed Transfer Agreement, to the Depositary at: Everest Financial, Inc., 199 S. Los Robles Ave, Suite 200, Pasadena, California 91101 (Telephone: 800-611-4613), no later than the time the Offer expires. See Section 3. Procedures for Tendering Shares. The Depositary, Everest Financial, Inc., is an affiliate of the Purchaser. No independent party will hold the Transfer Agreements or securities tendered until the offer closes and payment is made; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment.

The Purchaser desires to purchase up to 1,900,000 Shares. If the number of Shares validly tendered and not properly withdrawn is less than or equal to 1,900,000, we will purchase all such Shares upon the terms and subject to the conditions of the Offer. If more than 1,900,000 Shares are so tendered and not withdrawn, and we are unable or unwilling to accept for payment such additional Shares, we will accept for payment and pay for 1,900,000 Shares, pro rata according to the number of Shares tendered, rounded to avoid purchases of fractional Shares. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4. Withdrawal Rights.

HOW TO WITHDRAW SHARES PREVIOUSLY TENDERED TO PURCHASER

You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by June 26, 2017, you can withdraw them at any time after such time until we do accept your Shares for payment. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4. Withdrawal Rights.

SIGNIFICANT CONDITIONS TO THE OFFER

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer. However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase, or if there is a material adverse change in the Corporation or its business. Please see the discussion in Section 12, Conditions of the Offer, for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

THE CORPORATION’S RESPONSE TO THE OFFER

The Purchaser has not sought the approval or comments of the Corporation. The Corporation may be expected to respond with the Corporation’s position on the Offer in the next two weeks.

INFORMATION AVAILABLE ON-LINE CONCERNING THE OFFER

The Purchaser is making Offer documents and any material amendments to the Offer available on the internet for review, download or printing. Please visit www.v-rooms.com/login/plus; Login: KBS2; Password (case sensitive): Password1.  In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Securities and Exchange Commission’s EDGAR system, at its internet web site at www.sec.gov.

WHO TO CALL WITH QUESTIONS ABOUT THE TENDER OFFER

Questions or requests for assistance or additional copies of documents may be directed to the Purchaser, toll free at 1-800-611-4613, or to the e-mail address: KBS2Offer@EverestProperties.com.

CERTAIN INFORMATION ABOUT THE CORPORATION AND SHARES

General Background Information

The address of the Corporation’s principal executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660, and its phone number is (949) 417-6500. The Corporation had approximately 47,500 holders of 188,585,798 outstanding Shares as of March 8, 2017, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2016 (“Annual Report”). The Purchaser and its affiliates currently beneficially own 870 Shares of the Corporation. Such Shares and the 1,900,000 Shares sought in the Offer together constitute approximately 1.0% of the outstanding Shares.

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Securities and Exchange Commission.

For information about the Corporation, please refer to the Annual Report prepared by the Corporation which was sent to you earlier, the Quarterly Reports on Form 10-Q, and any other materials sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and is available for inspection at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates.

Effect of the Offer on the Corporation

The Purchaser is not aware of any way that the Corporation or the Shares themselves would be affected by the Offer. The Corporation reported approximately 47,500 holders of its outstanding Shares as of the date of its Annual Report. If the total number of Shareholders drops below 300, the Corporation can elect to discontinue its status as a public reporting company and its obligation to file the reports filed by public companies under applicable rules of the Securities and Exchange Commission. It is theoretically possible that the Offer could result in the total number of Shareholders falling below 300; however, given that the Offer is for only 1.0% of the outstanding Shares of the Corporation, this possibility seems extremely unlikely.

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights to vote on matters subject to a Shareholder vote, including any vote affecting the sale of the Corporation’s assets and the liquidation and dissolution of the Corporation. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may eventually be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring Shareholder consent. However, the Purchaser has no present intention to seek to purchase such a significant number of the outstanding Shares.

DETERMINATION OF THE OFFER PRICE

In determining the Offer Price of $3.75 per Share, the Purchaser reviewed and considered certain publicly available information including among other things: (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q; (iii) other reports filed with the Commission; (iii) the lack of an established market for selling the Shares and the resulting lack of liquidity of an investment in the Corporation; (iv) capitalization rates for properties of the type owned by the Corporation, generally; (v) the costs to the Purchaser of making the Offer; and (vi) the most recent reported prices for offers to purchase or for sales of Shares, if any. The Purchaser determined the Offer Price pursuant to its own analysis.  The Purchaser did not obtain current independent valuations or appraisals of the Corporation’s assets.

The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchaser has any reliable means for determining the actual present value of the Shares. There is no established public trading market for the Shares, nor does the Corporation expect that a public market will develop. The Corporation has adopted a valuation policy consistent with the guidelines published by the Investment Program Association, pursuant to which, on December 14, 2016, the Corporation’s Board approved that the Corporation’s estimated value was $5.49 per Share as of September 30, 2016, according to the Annual Report. However, the Corporation also stated in such Annual Report that that the valuation methods it used were “based upon a number of estimates and assumptions that may not be accurate or complete” and there is no assurance that a stockholder would realize such amount from a sale of shares or a liquidation of the Corporation’s assets. Also, the Corporation’s charter does not require its board of directors to pursue a liquidity event for shareholders at any particular time, or ever, so you should be prepared to hold the Shares for an indefinite period of time. The Corporation states in its Annual Report that “it will be difficult for our stockholders to sell their Shares and, if they are able to sell their shares, they will likely sell them at a substantial discount to the public offering price, adjusted for special distributions, and the estimated value per share.” As a result of the limited sale alternatives for Shareholders, the Purchaser may not need to offer as high a price for the Shares as they would otherwise. On the other hand, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser will have limited liquidity for the Shares upon consummation of the purchase. The Direct Investments Spectrum, an independent secondary market reporting publication, reported that there were 43 trades of Shares on secondary markets during the December 2016-January 2017 period, at a weighted average price of $4.51 per Share and with a range of $4.33 to $4.84 per Share. The information published by this independent source is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange and does not state what, if any, fees or commissions applied to the transactions reported. According to filings with the Securities and Exchange Commission, a third party unaffiliated with the Purchaser purchased 263,882 Shares at $3.30 per Share pursuant to a tender offer commenced on May 23, 2016. The Purchaser does not know whether the foregoing information from other parties is accurate or complete. The Purchaser is unaware of any other more recent trading prices.

The Corporation has a share redemption program that, under limited circumstances, allows for special redemptions due to a stockholder’s death, disability or incompetence, at a price equal to the most recent estimated value per Share. The Corporation may suspend or terminate the share redemption program without stockholder approval upon 30 days’ notice.

Purchaser is not an appraiser of real estate, and did not attempt to estimate specific values for specific properties owned by the Corporation. The Purchaser considered that the Corporation estimated its value was $5.49 per Share as of September 30, 2016, without accounting for sale costs and possible prepayment penalties. The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets.  Accordingly, estimates of Share value are only some of many factors used by the Purchaser in arriving at the Offer Price. Other factors considered by the Purchaser include the trading activity described above, the discount to potential liquidation value that is acceptable to Purchaser given the illiquidity of the Shares, and the Purchaser’s desire to set an Offer Price that will be acceptable to some Shareholders and will also enable Purchaser to make a profit by holding on to the Shares until the Corporation is liquidated. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its affiliates, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations or business plan, and developments in real estate and financial markets.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Shareholders are urged to read this Offer to Purchase and the accompanying Transfer Agreement carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” shall mean 5:00 p.m., Pacific Time, on June 8, 2017, unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. The Offer is conditioned on satisfaction of certain conditions. See Section 12, which sets forth the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii)

waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon confirmation from the Corporation that you own the Shares, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder. See Section 13. Certain Legal Matters.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation or its transfer agent that you own the Shares. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Transfer Agreement and any other documents required by the Transfer Agreement or the Corporation’s transfer agent, and confirmation from the Corporation’s transfer agent that the Shares are being transferred to Purchaser, which usually takes seven to ten business days after the transfer agent receives the necessary documentation, but Purchaser cannot control the transfer agent’s processing time. The Purchaser will transmit documentation to the transfer agent as soon as practicable, but no later than five business days after the Expiration Date or, if needed, after the receipt of custodial signatures or missing documents required by the Transfer Agreement or the transfer agent. Delays may occur if an unusually high volume of tenders are received.

The Purchaser desires to purchase up to 1,900,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,900,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 1,900,000 Shares are so tendered and not withdrawn, and we are unable or unwilling to accept for payment such additional Shares, we will accept for payment and pay for 1,900,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable. The Purchaser may not be able to submit to the Corporation’s transfer agent the Shares tendered until after the final proration factor has been determined.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment. If any tendered Shares are not purchased for any reason (other than proration adjustments), the Transfer Agreement with respect to such Shares not purchased will be of no force or effect and the Purchaser may destroy such Transfer Agreement. If for any reason acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered, then, without prejudice to the Purchaser's rights under Section 12, the Depositary may, nevertheless, retain tendered Shares and related documents, and those Shares may not be withdrawn except to the extent that the tendering Shareholders are otherwise entitled to withdrawal rights as described in Section 4 herein, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act, to pay Shareholders the purchase price in respect of Shares tendered or return documents, if any, representing those Shares promptly after termination or withdrawal of the Offer; except that the Purchaser may delay payment until it receives confirmation that you own the Shares.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed original of the Transfer Agreement (a copy of which is provided with this Offer to Purchase) with any other documents required by the Transfer Agreement Instructions must be received by the Depositary at its address set forth on the Transfer Agreement on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder. In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 p.m., Pacific Time, on June 8, 2017, or such date to which the Offer may be extended. The method of delivery of the Transfer Agreement and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Certain Transfer Agreement Terms. By executing a Transfer Agreement as set forth above, a tendering Shareholder irrevocably appoints the Purchaser as such Shareholder’s attorney-in-fact and proxy with respect to the tendered Shares, with full power of substitution, to effectuate the transfer of ownership of the Shares, including to execute additional instruments and documents that may be required, to withdraw all prior tenders of the Shares, and to direct any custodian to do the foregoing; and upon acceptance for payment of the Shares, to change the address of record, to receive all benefits and exercise all voting and other rights of beneficial ownership of the Shared. In addition, with respect to Shares which are accepted for payment and purchased pursuant to the Offer: Shareholder assigns to Purchaser all of the Shareholder’s rights to receive dividends from the Corporation other than those dividends paid prior to or on the Expiration Date; a Shareholder assigns all rights to receive any unpaid proceeds of any claim or action brought for the benefit of shareholders; and all prior proxies given by such Shareholder with respect to such Shares will be revoked, and no subsequent proxies may be given (and if given will not be effective).

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.  The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Transfer Agreement and the Transfer Agreement Instructions) will be final and binding. None of the Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transfer Agreement).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after June 26, 2017. For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Transfer Agreement. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Transfer Agreement in the same manner as the Transfer Agreement was signed. If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 12, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.

If the Purchaser extends the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date). If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the class of securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:00 a.m. through 11:59 p.m., Pacific Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials or a notification that supplemental materials are available by website or, upon your request, to be mailed to you without charge.

Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

Section 6. Material Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A

PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments. The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale. A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resale. The Purchaser does not believe the provisions of the Corporation’s articles of incorporation should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchaser.  The Corporation holds annual meetings to elect directors and conduct other business.  Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation, such as the sale of the properties and dissolution of the Corporation.  A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser. The Purchaser reserves the right to exercise any and all rights they might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that they or other Shareholders exercise its right to vote. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may eventually be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring Shareholder consent. However, the Purchaser has no present intention to seek to purchase such a significant number of the outstanding Shares.

Other Potential Effects. The Shares are registered under the Exchange Act, which requires, among other things that the Corporation furnish certain information to its Shareholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of, and solicitation of consents from, Shareholders. Registration and reporting requirements could be terminated by the Corporation if the number of record holders falls below 300, or below 500 if the Corporation’s total assets are below $10 million for three consecutive preceding fiscal years, which is not the case. The Corporation reported a total of approximately 47,500 shareholders as of its most recent fiscal year end. The Purchaser is offering to purchase up to 1,900,000 Shares. Accordingly, it is theoretically possible that the Offer could result in the total number of Shareholders falling below 300; however, given that the Offer is for only 1.0% of the outstanding Shares of the Corporation, this possibility seems extremely unlikely. As disclosed by the Corporation in its public reports, there has never been a public trading market for the Shares and none is expected to develop, so the Corporation’s status as a public company will not affect a trading market in the Shares. A change in the Corporation’s status as a public company could reduce the information available to Shareholders about the Corporation if the information required to be provided to Shareholders by the Corporation’s Articles and Bylaws is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8. Future Plans.  Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 1,900,000 Shares. If the Purchaser acquires fewer than 1,900,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its affiliates, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations or business plan, and developments in real estate and financial markets.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a Shareholder vote, including, but not limited to, any vote to cause the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Corporation, to make any change in the dividend policies, indebtedness or capitalization of the Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation. If the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may eventually be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring Shareholder consent. However, the Purchaser has no present intention to seek to purchase such a significant number of the outstanding Shares.

Section 9. Conflicts of Interest.  The Depositary is affiliated with the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.  The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 10. Certain Information Concerning the Purchaser. The Purchaser is Everest REIT Investors I, LLC. For information concerning the Purchaser and its respective principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in real estate and real estate-based securities. The principal business address of Purchaser is 199 S. Los Robles Ave., Suite 200, Pasadena, California 91101. The Purchaser is not a public company. Purchaser and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1994 and have acquired more than $200 million in such securities.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons named in Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons named in Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons named in Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons named in Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, the persons named in Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person named in Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person named in Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates.

Section 11. Source of Funds. The Purchaser expects that approximately $7,125,000 would be required to purchase 1,900,000 Shares, if tendered, and up to an additional $50,000 may be required to pay related fees and expenses. The Purchaser has aggregate committed capital that is sufficient to fund its collective obligation to purchase Shares in this Offer and any other outstanding tender offers. The Purchaser expects to obtain these funds by means of equity capital contributions from its members to be made prior to the Expiration Date. Such members will fund their capital contributions through existing cash, lines of credit and other financial resources which are readily available and which are sufficient to provide the funds required in connection with the Offer. Such members have irrevocably agreed and are obligated to make such capital contributions available to Purchaser on demand. The Purchaser relies on such members performing such obligations and there are no other alternative financing arrangements or plans.

Section 12. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Corporation, in the reasonable judgment of the Purchaser, or (v) seeks to impose any new material condition to the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser;

(b) there shall be: (1) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (2) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred, been disclosed or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation or the Purchaser, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation or the Purchaser, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e) any court, government, administrative agency or other governmental authority, shall attempt to require any authorization, consent, filing or waiting period in order for the Offer to be consummated, or any such authority shall make comments or inquiries concerning the Offer, and the Purchaser is unable to demonstrate to such authority that such authorization, consent, filing or waiting period is not required, or resolve to the satisfaction of any such authority any comments or inquiries made concerning the Offer; or

(f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned since the date hereof that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or may be waived in whole or in part at any time and from time to time prior to the Expiration Date solely by the Purchaser in its reasonable discretion. The Offer will remain open for a period of at least five business days following any such waiver of a material condition. A waiver of any of the foregoing conditions in this Section shall apply to all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 13.

Section 13. Certain Legal Matters.

General. Except as set forth in this Section 13, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention to seek such additional approval or action. However, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or adverse consequences that could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 13.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Arbitration Agreement. By tendering your Shares, you agree that any dispute, claim, or controversy you may have with Purchaser or the Depositary arising out of or related to this Offer or a purchase of Shares shall be resolved by binding arbitration in Los Angeles, California before a retired judge. The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“Rules”). If one party fails to respond within twenty days after the other party mails a written list of arbitrators by either agreeing to one of the proposed arbitrators or suggesting three or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list and JAMS shall then appoint that arbitrator to preside over the arbitration. If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the Rules. Where reasonable, the arbitrator shall schedule the arbitration hearing within four months after being appointed. The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues. The arbitrator's decision will be final and binding upon the parties. A judgment upon any award may be entered in a court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS fees; provided that, in the award, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys' fees and costs, arbitrator fees, JAMS fees and costs, and any attorneys' fees and costs incurred in compelling arbitration. The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations. The Transfer Agreement and this Arbitration Agreement will be interpreted, construed, and governed according to federal securities laws and the laws of the State of California; provided that all matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). Any dispute or claim arising out of or related to the Transfer Agreement or this Arbitration Agreement that, for any reason, is not arbitrated, will be subject to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, and Purchaser and Shareholder expressly submit and consent to the exclusive jurisdiction of such Los Angeles County courts and waive all defenses to jurisdiction and venue.

Section 14. Fees and Expenses. The Purchaser has retained Everest Financial, Inc., an affiliate of Purchaser, to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary no more than reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Employees of the Purchaser may solicit tenders of Shares without any additional compensation.

Section 15. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Transfer Agreement and, if given or made, such information or representation must not be relied upon as having been authorized. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I

THE PURCHASER AND ITS EXECUTIVE OFFICERS

The Offer is being made by Everest REIT Investors I, LLC (“Purchaser”), which is a limited liability company organized in California and managed by Everest REIT Properties, LLC (“Manager”), a limited liability company organized in California. The principal business of Purchaser is to invest in real estate-based securities. The business address of Purchaser, Manager and each executive officer of Purchaser is 199 South Los Robles Avenue, Suite 200, Pasadena, California 91101. Each executive officer is a United States citizen. The name and principal occupation or employment of each executive officer are set forth below.

Name	Present Principal Occupation or Employment Position and Five-Year Employment History
W. Robert Kohorst

President and Chief Executive Officer of Everest Properties II, LLC (“Everest”) from 1996 – present; and Chairman of Purchaser and Manager from 2015 - present. Everest invests in real estate and real estate-based securities.

David I. Lesser	Executive Vice President of Everest from 1996 - present; and President of Purchaser and Manager from 2015 - present.
Christopher K. Davis	Senior Vice President and the General Counsel of Everest since 1998; and of Purchaser and Manager from 2015 - present.
Peter J. Wilkinson	Senior Vice President and the Chief Financial Officer of Everest since 1996; and of Purchaser and Manager from 2015 - present.